Exhibit 99.1

Contact: Lynn Pieper Lewis

415-937-5402

ir@entellusmedical.com

Entellus Medical Acquires XeroGel™ from

CogENT Therapeutics®, Strengthens Product Portfolio

Reiterates 2016 Financial Outlook

PLYMOUTH, MN (June 29, 2016) – Entellus Medical, Inc. (NASDAQ: ENTL) today announced it has acquired and entered into an exclusive license for the XeroGel assets with CogENT Therapeutics, LLC for $11 million in cash. Under terms of the agreements, Entellus has become the manufacturer of XeroGel and will continue to market and sell XeroGel to hospitals, offices, clinics and ambulatory surgery centers. This transaction delivers on Entellus’s promise to enable advanced office-based treatment and to enhance experiences for both physicians and patients.

“We are pleased to secure ownership of this best-in-class nasal dressing technology as well as solidify control of the supply chain and distribution to our physician customers. We are excited about the opportunity to leverage our world class engineering team to explore potential innovations and future Research and Development projects,” said Robert White, President and Chief Executive Officer of Entellus Medical. “This acquisition highlights our continued commitment to the ENT space and our efforts to provide products that deliver an optimal physician and patient experience.”

2016 Financial Outlook

Entellus Medical continues to expect full year 2016 revenue will be in a range of $73.0 million to $77.0 million, representing annual growth of 19% to 25% and that gross margin will be in a range of 75.0% to 77.0% for 2016. Full year 2016 net loss is expected to be in a range of $21.0 million to $29.0 million.

Entellus Medical continues to expect second quarter 2016 revenue will range from approximately $17.8 million to $18.8 million, representing same quarter growth of 17% to 24% and that gross margin will be in a range of 75.0% to 77.0% for the second quarter of 2016. Second quarter net loss is expected to be in the range of $5.6 million to $7.6 million.

Future XeroGel revenue will be reported on a gross basis, with gross margin contribution expected to be in the range of Entellus’s overall gross margin. Entellus Medical expects the XeroGel acquisition to be neutral to its net loss in 2016.

About XeroGel

XeroGel™ nasal/epistaxis pack, a novel product indicated for use in nasal/sinus surgery to minimize bleeding, separate tissues, prevent adhesion formation between mucosal surfaces, aid in the natural wound healing process, and treat epistaxis. XeroGel™ provides a unique combination of inherent hemostatic properties, turgidity during wound healing, and thorough, consistent dissolution to enhance patient comfort during follow up exams. The product combines CogENT’s proprietary polymer platform combining chitosan (a potent hemostatic biopolymer) with polyethylene glycol (a well-characterized synthetic polymer) to address the shortcomings and limitations of currently available splints, packs, and dressings used in ENT surgery.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis in both adult and pediatric patients. The Entellus Medical platform of products provides effective and easy-to-use solutions to simplify everything from diagnosis and patient selection, to complex case revisions and post-operative care. Entellus Medical’s three core product lines, XprESS™ Multi-Sinus Dilation Systems, MiniFESS™ Surgical Instruments, and FocESS™ Imaging & Navigation, combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the office and simplify OR based treatment. Entellus Medical is committed to broadening its product portfolios with high-quality and purposeful innovations for the global ENT market. For more information, please visit the Company’s website at www.entellusmedical.com.

About CogENT Therapeutics

CogENT Therapeutics®, LLC is a privately held medical device company based in Hayward, California pioneering innovative biomaterial and device solutions focused on improving the lives of patients suffering ear, nose, and throat (ENT) disorders.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “expect,” “anticipate,” “could,” “may,” “will,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include anticipated financial guidance for second quarter 2016 and full year 2016. These forward-looking statements are based on the current expectations of Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the dependence of its net sales on the XprESS family of products, future market acceptance and adoption of such products and adequate levels of coverage or reimbursement for procedures using such products; its ability to successfully develop and commercialize new ENT products; competition; ability to expand, manage and maintain its direct sales organization and market and sell its products in the United States and internationally; risks and uncertainties involved in its international operations; the compliance of its products with the laws and regulations of the countries in which they are marketed; failure or delay in obtaining FDA or other regulatory approvals or the effect of FDA or other regulatory actions; its ability to manage its anticipated growth; risk of product recalls, product liability claims and litigation and inadequate insurance coverage relating thereto; intellectual property disputes; loss of key suppliers; and adequacy of capital resources and ability to raise additional financing when needed and on favorable terms. Other factors that could cause actual results to differ materially from those contemplated in this release can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (SEC), and in its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.